Exhibit 99.1

Transgenomic Completes Acquisition of ScoliScore™
Prognostic Scoliosis Test

OMAHA, Neb. (September 24, 2012) -- Transgenomic, Inc. (OTCBB: TBIO) announced today that it has closed the previously announced acquisition of Axial Biotech’s ScoliScore™ Adolescent Idiopathic Scoliosis (AIS) Prognostic Test for a total consideration of $4.4 million in cash. The acquisition provides Transgenomic with the ScoliScore™ assay technology and intellectual property, an established revenue and customer base, and access to a testing market estimated at 400,000 patients in the United States alone.

ScoliScore™ is the first clinically validated and commercially available saliva-based multi-gene test that provides a highly accurate assessment of the likelihood of spinal curve progression for individuals diagnosed with AIS, or an abnormal lateral curve of the spine. The ScoliScore™ Test identifies patients that will not progress to a severe curvature of the spine and reduces those patients’ need for repeated doctor visits, physical examinations and, most importantly, years of exposure to radiation from frequent X-Rays. In a study completed by the National Cancer Institute, 5,466 women who had been monitored for scoliosis and were exposed to 25 or more X-Rays during their adolescent years were followed into adulthood and experienced a 67 percent increase in breast cancer death versus the expected rate in the normal population.

“Using a simple saliva test, ScoliScore™ can predict, with 99 percent accuracy, those patients that will not progress to having a severe spinal curve. No other method of AIS evaluation is as accurate and convenient,” said Craig Tuttle, Chief Executive Officer of Transgenomic. “Yet this advantage is not just about convenience and safety. The health economic benefits of the ScoliScore™ Test are considerable for patients, physicians, and payors, when taking into account the time and expense associated with repeated radiography and the costs related to treating AIS. ScoliScore™ is emblematic of the kind of value-added, proprietary genetic test on which Transgenomic is built.”

The closing follows the receipt of all necessary regulatory approvals, and approval of the transaction by Axial shareholders.

More About ScoliScore™ and Scoliosis

Each year, 100,000 children between the ages of 9 and 12 present to physicians with a mild Adolescent Idiopathic Scoliosis (AIS) curvature of less than or equal to 10 degrees. Approximately 2-4 percent will eventually experience curve progression necessitating an instrumented fusion procedure. This means that approximately 96,000-98,000 of these newly diagnosed patients will not progress to a curve requiring instrumented fusion. As a result of the inability to predict which patients will require surgical intervention and which will not, a large majority of patients undergo medical and X-Ray monitoring that, with the use of ScoliScore™, may not be required.

Current methods for predicting curve progression in AIS is limited. The ScoliScore™ AIS Prognostic Test was developed and validated using data generated from thousands of AIS patients. The ScoliScore™ AIS Test offers clinicians a new and highly accurate method for evaluating the risk of curve progression that enables a substantial reduction in X-Ray exposure and unnecessary bracing for the 75 percent of mild AIS patients expected to be classified as low-risk by ScoliScore™. For more information about ScoliScore™ visit www.scoliscore.com.

About Transgenomic, Inc.

Transgenomic, Inc. (www.transgenomic.com) is a global biotechnology company advancing personalized medicine in cardiology, oncology, and inherited diseases through its proprietary molecular technologies and world-class clinical and research services. The Company is a global leader in cardiac genetic testing with a family of innovative products, including its flagship C-GAAP test, designed to detect gene mutations which indicate cardiac disorders, or which can lead to serious adverse events. Transgenomic has three complementary business divisions: Transgenomic Clinical Laboratories, which specializes in molecular diagnostics for cardiology, oncology, neurology, and mitochondrial disorders; Transgenomic Pharmacogenomic Services, a contract research laboratory that specializes in supporting all phases of pre-clinical and clinical trials for oncology drugs in development; and Transgenomic Diagnostic Tools, which produces equipment, reagents, and other consumables that empower clinical and research applications in molecular testing and cytogenetics. Transgenomic believes there is significant opportunity for continued growth across all three businesses by leveraging their synergistic capabilities, technologies, and expertise. The Company actively develops and acquires new technology and other intellectual property that strengthens its leadership in personalized medicine.

About Axial Biotech, Inc.

Axial Biotech is a privately held, venture-backed company founded in 2002 by a group of internationally recognized spine surgeons and geneticists. Axial Biotech is focused on developing and commercializing genetic tests and treatment solutions for spinal disorders. The company's headquarters and laboratory are located in Salt Lake City, UT. For more information about Axial Biotech visit the company's website at www.axialbiotech.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” of Transgenomic within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements include, but are not limited to, those related to the expected benefits of the Company’s acquisition of the ScoliScore™ AIS Prognostic Test, as well as the Company’s performance, including the opportunity to continue to grow each of its business divisions. The known risks, uncertainties and other factors affecting these forward-looking statements are described from time to time in Transgenomic's filings with the Securities and Exchange Commission. Any change in such factors, risks and uncertainties may cause the actual results, events and performance to differ materially from those referred to in such statements. Accordingly, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all statements contained in this press release. All information in this press release is as of the date of the release and Transgenomic does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

Contacts

Investor Contact
Argot Partners
David Pitts, 212-600-1902
david@argotpartners.com
or
Company Contact
Transgenomic, Inc.
Investor Relations
402-452-5416
investorrelations@transgenomic.com